Exhibit 99.3

June 10, 2005

TIC
ADDRESS
ADDRESS

RE:	The Emerald Plaza Building, San Diego, California Update on Suspension of Distributions

Dear Emerald Plaza Investor:

This letter serves as an update to my previous letter dated May 24th regarding the suspension of distributions. In order to resume distributions, the following three issues need to be resolved: the renewal of the lease for HQ Global Workplaces; complying with the Debt Service Coverage Ratio (DSCR) requirements; and liquidity (funding) for Tenant Improvement and Leasing Commissions.

Pursuant to the loan agreement, the renewal of the tenant, HQ Global Workplaces, is one of the requirements to suspend the sweeping of funds at the Emerald Plaza property. The terms for this renewal have been agreed to and Triple Net Properties has received an executed amendment from the tenant. In order to have sufficient funds in the HQ Global Workplaces’ Tenant Improvements and Leasing Commissions reserves, the lender has communicated that the sweeps will continue for at least another three months.

In addition to the renewal of the tenant, HQ Global Workplaces, the property must also meet the 1.05 DSCR required by the lender. In calculating the DSCR, the covenants of the loan agreement stipulate certain parameters including incorporating an additional $1.78 per square foot ($631,037 annually) in reserves to the Operating Expenses and using the greater of 4% or the actual management fee (currently 6.0%) charged at the property. We have communicated to the lender that Triple Net Properties would like to defer property management fees to meet the required DSCR at the property. Based on our calculations using April financial information, we would meet the DSCR requirement if 2% of our management fees were deferred. The lender is considering our request for deferral of fees.

In respect to the liquidity issue, this year we have approximately 73,000 square feet of space expiring (this includes HQ Global with 34,971 square feet) and another estimated 85,000 square feet expiring in 2006. Triple Net Properties is working on the renewals and we expect the majority of the existing tenants will remain in the property after their expiration date. However, since the property has a large amount of tenants expiring in the next two years and the recent tenant renewal provides $45.00 per square foot in Tenant Improvements, the lender wants to assure the leasing commission and tenant improvement reserves utilized to complete the renewal transactions will remain adequately funded. The lender is performing internal calculations to determine the amount of funds necessary to adequately fund the reserves. Based on the lender’s preliminary estimates, the reserves may need to be funded by an additional $1,550,000; however, we will communicate the lenders’ final calculations when we receive them.

With respect to the leasing at the property, we have interviewed several leasing teams and will likely award the assignment to the Grubb & Ellis team. The team of four professionals is overseen by Frank Wright with over 25 years of leasing experience. This change in the leasing team will provide the necessary higher level of professionalism and experience to increase the occupancy of the building from the current occupancy of 81% to the downtown average of 91%. The leasing team believes they can reasonably accomplish this by year end.

More specifically, we are in negotiations with a prospective tenant requiring approximately 35,000 square feet. This tenant has an immediate need for 7,000-10,000 square feet of space and then will subsequently lease the 15th and 16th floor (the two floors total 25,000 square feet) when they become available. The 15th and 16th floors are going to be used temporarily by Foley & Lardner during the construction of their new space and are estimated to be available by the second quarter of 2006 or earlier depending upon the construction schedule.

We will continue to diligently provide written updates as progress is made and/or we receive additional information.

We appreciate your understanding during this process and please feel free to contact me directly to discuss this matter at (714) 667-8252 extension 290.

Sincerely,

TRIPLE NET PROPERTIES, LLC

Robert P. Munson
Senior Asset Manager